Filed pursuant to Rule 433.  Registration statement nos. 333-184147 and 333-184147-01.

RBS ETNs - Home

RBS Rogers Enhanced Commodity
ETNs Holiday Schedule

RBS plc and RBS Group have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the
offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at
www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll-free).

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